Exhibit 99.1

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION ANNOUNCES LEADERSHIP TRANSITION

RADNOR, PA (BusinessWire) May 4, 2011 – As previously announced, A. James Dearlove, 63, has retired as Chief Executive Officer of Penn Virginia Corporation (NYSE: PVA) after more than 33 years of service, including nearly 15 years as Chief Executive Officer. The Board of Directors elected H. Baird Whitehead, 60, as Chief Executive Officer, effective today. Mr. Whitehead will continue to serve as President and a Director, positions he has held since February 2011. Prior to today’s election, Mr. Whitehead served as Chief Operating Officer since February 2009. He previously served as Executive Vice President from January 2001 until his election as President in February 2011. Prior to joining Penn Virginia in 2001, Mr. Whitehead was a Senior Vice President of Cabot Oil & Gas Corporation (NYSE: COG), where he had been employed in various capacities since 1980.

In addition, the Board of Directors elected Edward B. Cloues, II, 63, who has served as a Director since 2001, to the position of Chairman of the Board, effective today. Robert Garrett, 74, who had served as Chairman of the Board since 2000, will continue to serve as a Director. From 1998 until its sale in April 2010, Mr. Cloues was the Chairman and Chief Executive Officer of K-Tron International, Inc., a publicly-listed global provider of material handling equipment and systems.

Mr. Dearlove stated, “It has been a privilege and honor to serve Penn Virginia for all of these years. I am especially grateful for the assistance and wise counsel of Mr. Garrett. I am completely confident that our team, led by Baird and Ed, will guide Penn Virginia to its full potential.”

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Penn Virginia Corporation (NYSE: PVA) is an independent oil and gas company engaged primarily in the development, exploration and production of natural gas and oil in various domestic onshore regions including Texas, Appalachia, the Mid-Continent and Mississippi.

For more information, please visit our website at www.pennvirginia.com.

Contact:	James W. Dean
Vice President, Corporate Development
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com